Exhibit 99.1

Infinera Statement on Impact of Flooding in Thailand

Sunnyvale, CA – Oct. 26, 2011 – Infinera (NASDAQ: INFN) today announced that flooding in Thailand is impacting the operations of component and service suppliers to the optical industry. Fabrinet, one of Infinera’s contract manufacturers, reported this week a significant escalation of the impact of the flooding on its facilities in Thailand.

“Our thoughts and prayers are with our partners and their families in Thailand as they deal with this disaster,” said Tom Fallon, CEO of Infinera.

Infinera is executing business continuity contingency plans using existing inventory and moving to alternate contract manufacturers and second sources. However it will likely not be possible to transition all components and subsystems quickly enough to avoid some supply chain disruption. Infinera’s priority is to invest the necessary resources to minimize the number of customers affected and to limit any impact on their operations.

Infinera is still assessing the full extent of the impact on its financial results for the current and future quarters. Based on the information available at this time, Infinera currently estimates the potential negative impact to its December quarter guidance to be in the range of 5-15% of revenues. Factors affecting the size of the revenue loss include, but are not limited to, Infinera’s ability to move production to other locations, incrementally increase production at other facilities, and utilize existing inventory to meet customers’ needs. Additional factors that may affect the size of the revenue loss include the level of demand from customers for the affected products, the level of competition for alternative sources for relevant components and the ultimate extent of the damage caused by the flooding.

For media and analysts:

Media: Anna Vue Tel. (916) 595-8157 avue@infinera.com	Investors: Bob Blair Tel. (408) 716-4879 bblair@infinera.com

About Infinera

Infinera specializes in Digital Optical Networking systems that are designed to continually improve the economics of optical networking by combining the speed of optics with the simplicity of digital. Infinera is unique in its use of breakthrough semiconductor technology: Large Scale Photonic Integrated Circuit (PIC). Infinera’s systems leverage PIC technology to provide customers with a service-ready architecture that enables faster time-to-revenue and greater profitability through network efficiency and the ability to rapidly deliver differentiated services without reengineering their optical infrastructure. For more information, please visit http://www.infinera.com/.

This press release contains forward-looking statements including, among other things, statements relating to the impact of the severe flooding in Thailand on Infinera’s business, operations and financial results, including the potential negative impact to Infinera’s December quarter guidance to be in the range of 5-15% of revenues. These forward looking statements are based on our current expectations. Actual results may vary materially from these expectations as a result of various risks and uncertainties, including, but not limited to, those factors identified above in the main text of this release as well the other business risks affecting our business. Further information about these risks and uncertainties, and other risks and uncertainties that affect our business, is contained in the risk factors section and other sections of our annual report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2011, as well subsequent reports filed with or furnished to the SEC. These reports are available on our website at www.infinera.com and the SEC’s website at www.sec.gov. Infinera assumes no obligation to, and does not currently intend to, update any such forward-looking statements.

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